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                                                                      EXHIBIT 12

                            VENTURE HOLDINGS TRUST
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)



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
                                                                 YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                                      -------------------------------------------------    -------------------------

                                                        1996       1995       1994     1993      1992         1997          1996
                                                       -------    -------   -------   -------   -------      -------       -------
Net earnings from continuing operations               $  1,999   $  4,142   $ 7,445   $14,188   $ 5,044      $13,299       $ 5,864
  Add back:
    Taxes on income                                      1,002        577     3,405     1,178         0        1,885           666
    Fixed charges                                       21,899     16,704    16,049    13,204    11,860       16,179         8,524
    Amortization of previously capitalized interest        285        285       285       285       285          148           148
  Deduct:
    Capitalized interest                                   108          0         0         0         0            0             0

                                                       -------    -------   -------   -------   -------      -------       -------
Earnings available for fixed charges                   $25,077    $21,708   $27,184   $28,855   $17,189      $31,511       $15,202

Fixed charges of Venture Holdings Trust:

  Interest expense                                      19,248     15,032    14,345    11,158    10,390       14,208         7,409
  Capitalized interest                                     108          0         0         0         0            0             0
  Amortization of debt expense and debt discount           885        556       466       895       469          905           286
  Interest portion of rent expense                       1,658      1,116     1,238     1,151     1,001        1,066           829
                                                       -------    -------   -------   -------   -------      -------       -------
                                                       $21,899    $16,704   $16,049   $13,204   $11,860      $16,179       $ 8,524

Ratio of earnings to fixed charges                        1.15       1.30      1.69      2.19      1.45         1.95          1.78


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